Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Fidelity Oxford Street Trust: Fidelity Four-in-One Index Fund of our report dated April 19, 2012 on the financial statements and financial highlights included in the February 29, 2012 Annual Report to Shareholders of the above-referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts April 24, 2012